Exhibit 99.1

Meta Financial Group, Inc.® Declares Cash Dividend

Sioux Falls, S.D., November 27, 2018 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.® (Nasdaq: CASH) (the “Company”) announced that the Company will pay a cash dividend of $0.05 per share for the first fiscal quarter of 2019. This dividend will be payable on January 2, 2019 to shareholders of record as of December 11, 2018.
At September 30, 2018, the Company had total assets of $5.84 billion and shareholders’ equity of $747.7 million.
This press release and other important information about the Company are available at metafinancialgroup.com.

About Meta Financial Group
Meta Financial Group, Inc. ® (Nasdaq: CASH) is the holding company for the financial services company MetaBank® (“Meta”). Founded in 1954, Meta has grown to operate in several different financial sectors: community banking, national lending, payments and tax services. Meta works with high-value niche industries, strategic-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta tailors solutions for bank and non-bank businesses, and provides a focused collaborative approach. The organization is helping to shape the evolving financial services landscape by directly investing in innovation and acquiring complementary businesses that strategically expand its suite of services. Meta has a national presence and over 1,200 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website or LinkedIn.

Investor Relations Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605.362.2423
bkelley@metabank.com